EXHIBIT 10.2

[*Confidential treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SUPPLY AGREEMENT

This Supply Agreement is made effective as of this 1st day of February, 2002 and between Pharmacia & Upjohn Company, a corporation organized under the laws of the State of Delaware and having a place of business at 100 Route 206 North, Peapack, New Jersey 07977 (“Pharmacia”) and Nastech Pharmaceutical Company, Inc., a corporation organized under the laws of the State of Delaware and having a place of business at 45Adams Avenue, Hauppauge, New York 11788 (“Nastech”) (each individually a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, Pharmacia is engaged and has experience in the Development and Commercialization of pharmaceutical products and wishes to Develop and Commercialize Product (as hereinafter defined) pursuant to the License Agreement; and

WHEREAS, Pharmacia wishes to purchase Product from Nastech; and

WHEREAS, Nastech has the technical and scientific experience and expertise necessary to perform manufacturing, packaging, analytical testing and/or quality assurance services for the manufacturing and packaging of such Product, and handle materials associated with manufacture of such Product in a safe and environmentally sound manner; and

WHEREAS, Pharmacia desires Nastech to perform such services as set forth herein and manufacture such Product for Pharmacia, and Nastech desires to perform such services and manufacture such Product for sale to Pharmacia, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.     Definitions

Capitalized terms used in this Agreement but not defined below will have the meanings for such capitalized terms set forth in the License Agreement. The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

“Act” shall mean the United States Federal Food, Drug and Cosmetics Act, as amended.

“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall mean this Supply Agreement and any Schedules appended hereto, as may be amended in writing from time to time.

“API” shall mean the active pharmaceutical ingredient contained in the Product.

“cGMP” shall mean all laws, guidelines and regulations applicable to the Manufacture of Product including the current Good Manufacturing Practice regulations as promulgated under the Act at 21 CFR (chapters 210, 211, 600 and 610), as the same may be amended or re-enacted from time to time.

“COA” shall mean Certificate of Analysis to be delivered by Nastech with each lot of Product.

“Delivery” shall have the meaning set forth in Section 5.1 hereof.

“Effective Date” shall mean the Effective Date of the License Agreement.

“Facility” shall mean Nastech’s facility in Hauppauge, New York, or such other facility as may be agreed to in writing by the Parties, used in the Manufacture of the Product.

“FAMC” shall mean the fully allocated manufacturing cost to Manufacture Product determined in accordance with Schedule 1 hereto.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereof.

“Firm Order” shall mean a binding commitment in writing made by Pharmacia to purchase Product in accordance with Article 6.

“License Agreement” shall mean the Collaboration and License Agreement, dated as of the date hereof, by and between the Parties.

“Manufacture” shall mean all operations of Nastech in the formulation, filling, packaging, warehousing, quality control testing (including in-process, in-process release and stability testing), and releasing of Product. For avoidance of doubt, the term “Manufacture” shall not include labeling, shipping and distribution of Product, which shall be the responsibilities of Pharmacia.

“Non-Process Related Impurities” shall mean any substance that would not be present as a result of the process used to Manufacture Product in compliance with cGMP.

“Placebo” shall mean the Product without its API or any other active pharmaceutical ingredient to be used in clinical trials in connection with the Development of the Product.

“Price” shall have the meaning set forth in Section 4.1 hereof.

“Product” shall mean the pharmaceutical product in its finished packaged form as described in Schedule 2 attached hereto and Section 2.2 hereof with respect to labeling, and as may be amended by the Development Oversight Committee in accordance with the License Agreement.

“Quality Agreement” shall mean the quality agreement governing each Party’s responsibilities in connection with the Manufacture, labeling and shipping of the Product, as shall be entered into by and between the Parties promptly after the Execution Date and as may be amended by the requirements of cGMP or by mutual written agreement of the Parties.

“Quarter” shall mean the period of three consecutive calendar months ending March 31, June 30, September 30 and December 31.

“Specifications” shall mean the specifications and quality assurance and other testing for the Product which will be initially agreed to by the Parties and attached hereto as Schedule 4, and made a part hereof, as determined in accordance with the analytical methodology set forth therein. The Specifications may be amended in writing from time to time by the Development Oversight Committee in accordance with the License Agreement.

“Term” shall have the meaning set forth in Section 3.1 hereof.

“Unit” shall mean the unit of finished packaged form of the Product as determined by the Development Oversight Committee in accordance with the License Agreement.

2        Supply of Product and Placebo

2.1     During the Term, Nastech shall Manufacture and supply Product to Pharmacia for purposes of the Development and Commercialization of the Product, including samples of the Product for promotional purposes, and Pharmacia shall purchase Product and samples from Nastech, subject to the terms and conditions set forth herein and in the License Agreement. During the Term, Nastech shall Manufacture and supply Placebo to Pharmacia for purposes of Development of the Product, and Pharmacia shall purchase Placebo from Nastech, subject to the terms and conditions set forth herein and in the License Agreement. The Parties acknowledge that the capacity of the Facility to Manufacture Product and Placebo is [*] Units in any calendar year. Accordingly, Nastech shall not be required to Manufacture and supply an aggregate amount of Products and Placebo greater than: (a) such capacity during any calendar year, or (b) [*] Units in any Quarter.

2.2     For the Products to be Commercialized, Nastech shall supply unlabelled Products and Pharmacia shall be responsible for the labeling of such Products. For the Products and Placebos to be used in the Development, Nastech shall be responsible for the labeling of such Products and Placebos if Pharmacia so requests in writing.

2.3     Nastech shall not subcontract any of the manufacturing, packaging, testing, or release of Product unless prior written authorization is obtained from Pharmacia, which authorization shall not unreasonably be delayed, conditioned or withheld; provided, however, Nastech may purchase its

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

requirements of API from a Third Party without the prior authorization of Pharmacia. In the event the Commercialization Committee determines that efficiencies may be gained by (i) changing any of the suppliers of API or any other raw material used in the Manufacture of the Product or (ii) Pharmacia’s purchasing all of Nastech’s requirements of API or other raw materials used in the Manufacture of the Product and providing such API or raw materials to Nastech free of charge, Nastech and Pharmacia shall comply with the determination of the Commercial Committee as soon as practicable. In the event the Commercialization Committee determines to have Pharmacia provide API or other raw materials used in the Manufacture of Product to Nastech free of charge, the Parties shall amend this Agreement to include usual and customary provisions of a toll manufacturing agreement, including without limitation Nastech’s responsibilities for loss of API or other raw materials in excess of the standard yield to be agreed by the Parties.

3        Term and Termination

3.1     Unless terminated sooner pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the First Commercial Sale (“Term”). If Pharmacia requests in writing that Nastech continue to Manufacture and supply Product (such written notice to be delivered not less than twelve (12) months prior to the expiration of the initial Term or any extended term of this Agreement), Nastech shall provide to Pharmacia its proposed Price to Manufacture and supply Product within thirty (30) days after Nastech’s receipt of such written notice. If the Parties agree in writing on the Price, Nastech shall continue to Manufacture and supply Product to Pharmacia, and Pharmacia shall continue to purchase Product from Nastech at such Price, for a twelve (12) month period after the expiration of the initial Term or any extended term of this Agreement subject to the terms and conditions of this Agreement. If the Parties do not agree on Price, Nastech shall have no further obligation to Manufacture and supply Product, in which event Pharmacia will become solely responsible for the Manufacture (and to have Manufactured) and supply of Collaboration Product.

3.2     This Agreement may be terminated at any time upon mutual written agreement between the Parties.

3.3     This Agreement shall automatically terminate effective upon the effective date of the termination of the License Agreement for any reason.

3.4     This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided however, the non-defaulting Party shall first give to the defaulting Party written notice of the proposed termination of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have [*] to respond by curing such material breach or default. If the defaulting Party fully cures such stated material breach or default within the [*] period, this Agreement shall continue in full force and effect. If the defaulting Party fails to fully cure such stated material breach or default within the [*] period, the non-defaulting Party may terminate this Agreement effective upon delivery of a written notice to the defaulting Party at any time before the breach or default is cured. Notwithstanding the foregoing, Nastech may not terminate this Agreement for Pharmacia’s failure to

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

comply with the warranties set forth in Section 7.2 hereof, provided that this restriction shall not affect any other rights or remedies which are available to Nastech under this Agreement.

3.5     This Agreement may be terminated by a Party upon written notice to the other in the event that (i) the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of [*] ; or (iii) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of [*]; or (iv) anything analogous to any of the foregoing occurs under any Law respecting the liquidation, relief or rehabilitation of debtors in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice.

3.6     Termination of this Agreement pursuant to this Article 3 shall not affect any other rights or remedies which may be available to the non-defaulting Party. Termination of this Agreement for any reason shall not relieve the other Party of any liability or from any obligations which accrued under this Agreement prior to such termination. In addition, termination of this Agreement shall not affect the terms and conditions of the License Agreement, except those terms and conditions contained in Article 6 of the License Agreement relating to Nastech’s Manufacture of the Product.

3.7     The following provisions shall survive termination of this Agreement: Section 3.6, and Articles 7, 8, 9, 10 and 12.

4        Price and Payment

4.1     The price for Product Manufactured and supplied hereunder shall be determined in accordance with Schedule 4.1 (the “Price”).

4.2     Pharmacia shall, within thirty (30) days after its receipt of invoice from Nastech, pay the applicable Price for each delivery of Product; provided, however, Nastech shall not deliver the invoice prior to the date of Delivery. With each Delivery, Nastech shall provide Pharmacia with a complete and accurate COA and any other process records required to be delivered to Pharmacia pursuant to the Quality Agreement, and Pharmacia shall have the right to review and approve such COA and other process records, and to inspect and accept (or to reject based upon any failure by Nastech to meet any of the warranties specified in Section 7.1).

4.3     Except as provided in Sections 7.4 and 7.5, if Pharmacia disagrees for any reason with the amount of any invoice submitted by Nastech, Pharmacia shall notify Nastech in writing of such

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

disagreement within thirty (30) days after receipt of such invoice, and the Parties shall promptly attempt in good faith to amicably resolve such disagreement. If the Parties have not resolved their disagreement within thirty (30) days, the disagreement shall be resolved in accordance with the provision of Section 12.3 of this Agreement.

4.4     In the event Pharmacia rejects a Delivery of Product after payment of such Product, Pharmacia shall have the right to setoff the applicable amount against any amount due to Nastech when and if it is determined pursuant to Section 7.4 or 7.5 that rejection of such Delivery is appropriate.

4.5     Pharmacia shall be responsible for any and all taxes due or payable on any sums paid to Nastech under this Agreement other than taxes on Nastech’s net income.

4.6     If Pharmacia fails to pay in full on or before the date the amount is due any Price or other amount that Pharmacia is required to pay under this Agreement, Pharmacia shall pay to Nastech (or its designee), on demand, interest at a per annum rate equal to [*] to be assessed from the first day after payment of the amount in question first became due, and thereafter calculated and payable monthly on the last day of each month, not in advance.

5        Delivery, Title, Risk of Loss

5.1     The terms of delivery for the Product shall be F.C.A. (Incoterms 2000) the Facility (the “Delivery”).

5.2     Title and risk of loss to the Product sold hereunder shall pass to Pharmacia upon Delivery in accordance with Section 5.1.

5.3     Delivery of at least ninety percent (90%) and no more than one hundred ten percent (110%) of the quantities of Products specified in a Firm Order on or prior to the date specified in such Firm Order shall be deemed satisfactory fulfillment of such Firm Order. Pharmacia shall have no obligation to accept Delivery of that quantity of Products which is in excess of one hundred ten percent (110%) of the quantities of Product specified in a Firm Order.

6        Forecasts and Firm Orders

6.1     Development Stage. During the Development of the Product, Pharmacia (i) shall not be required to submit any forecasts of its required quantities of the Product to be used in such Development and (ii) shall submit Firm Orders no less than sixty (60) days prior to its requested date of Delivery.

6.2     Commercial Forecasts. (a) In order to assist Nastech in its production planning, in the period prior to the First Commercial Sale, Pharmacia shall, as soon as estimated requirements of Units of Products for Commercialization becomes available but in any event no later than six (6) months

[*] Certain portions of this page have been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment with respect to such omitted portions has been requested.

prior to the first requested delivery of Products for Commercialization, submit to Nastech such estimated requirements (the “Prelaunch Forecast”). The Prelaunch Forecast shall provide monthly estimated requirements of Units of Products for Commercialization for a period of twelve (12) calendar months commencing with the calendar month in which the first Delivery of Products for Commercialization is requested.

         (b)  In order to assist Nastech in its production planning, no later than fifteen (15) days prior to the commencement of the calendar month in which the first Delivery of Products for Commercialization is requested, Pharmacia shall update the Prelaunch Forecast (the “Forecast”). For example, if Pharmacia submits its Prelaunch Forecast in January for delivery in July, Pharmacia shall be required to submit its next estimated requirements no later than June 15. The Forecast shall provide monthly estimated requirements of Units of Products for Commercialization for a period of eighteen (18) calendar months commencing on the calendar month immediately following the submission of the Forecast. Pharmacia shall submit to Nastech the updated Forecast no later than the fifteenth (15th) of each calendar month thereafter during the Term.

6.3     Commercial Firm Orders. Pharmacia shall purchase (i) all of the quantities of Product set forth in the first three (3) calendar months of the Prelaunch Forecast and each succeeding Forecast and (ii) at least fifty percent (50%) and not more than one hundred fifty percent (150%) of the quantities of Product set forth in the next three (3) calendar months of the Prelaunch Forecast and each succeeding Forecast. Nastech shall use Commercially Reasonable and Diligent Efforts to comply with unplanned changes in Firm Orders. For Deliveries of Products for Commercialization, Pharmacia shall submit Firm Orders in quantities of Product equivalent to a Manufacturing lot or multiples thereof. In the event Pharmacia fails to submit a Firm Order for a calendar month during the Term, Nastech shall Deliver to Pharmacia the quantities of Product set forth in the most recent Forecast for such calendar month.

6.4     Timing of Delivery; Inability to Supply. Nastech shall satisfy each Firm Order on or before the date specified in such Firm Order by Pharmacia; provided, however, no deliveries of Product shall be made more than five (5) Business Days in advance of the date specified therefor in a Firm Order without Pharmacia’s approval. In the event Nastech anticipates that it will not be able to deliver the quantities of Product set forth in a Firm Order (whether during Development or Commercialization) on or before the requested Delivery date, Nastech shall promptly notify Pharmacia. Such notice shall describe in reasonable detail the reasons for the inability to supply, the proposed remedial measures and the date such inability is expected to end.

6.5     Form of Firm Order. A Firm Order will be made in the form of a purchase order generally used by Pharmacia; provided that such purchase order shall at a minimum specify the requested Delivery date, the quantities of Product ordered and any required shipping terms; provided further that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any purchase order used in ordering Product, sales acknowledgement, or any invoice used for billing purposes. Any term or condition of such purchase order or sales acknowledgement or invoice which is different from or contrary to the terms and conditions of this Agreement shall be void.

7        Warranties

7.1     Nastech warrants to Pharmacia that all Product Delivered to Pharmacia will, as of the date of Delivery: (i) meet the Specifications, (ii) shall have been Manufactured in conformity with all applicable cGMP requirements and with the Specifications, and applicable rules and regulations relating to the environment and health and safety, (iii) shall have been Manufactured in the Facility, (iv) shall not be adulterated within the meaning of the Act or any similar law of any other jurisdiction, (v) shall not be an article which may not, under the provisions of Section 404 and 505 of the Act, or similar law of any jurisdiction, be introduced into interstate commerce, and (vi) shall be free from Non-Process Related Impurities.

7.2     Pharmacia warrants to Nastech that all Product Delivered to Pharmacia shall, beginning with the date of Delivery, (i) be transported, stored and distributed in conformity with all applicable cGMP requirements and with the Specifications, including storage conditions and applicable rules and regulations relating to the environment and health and safety, (ii) shall not be misbranded within the meaning of the Act or any similar law of any other jurisdiction, and (iii) shall not be an article which may not, under the provisions of Section 404 and 505 of the Act, or similar law of any jurisdiction, be introduced into interstate commerce.

7.3     In the event that any Product does not meet any of the warranties set forth in Section 7.1, Nastech shall, at Pharmacia’s election, either (i) promptly replace the non-conforming Product at Nastech’s expense, (ii) if the Parties agree, make such modification as may be effective to render the Product in conformity with such warranties, or (iii) shall promptly refund the payments by Pharmacia for such non-conforming Product. In the event that any Product does not meet any of the warranties set forth in Section 7.2, Pharmacia shall be responsible for all costs and expenses in connection with the replacement of such non-conforming Product.

7.4     If Pharmacia claims that any Product did not at the time of Delivery meet the warranty specified in Section 7.1(i), Pharmacia shall notify Nastech within sixty (60) days after receipt of such Delivery. Upon Nastech’s receipt of such notice, the Parties shall commence an investigation to amicably resolve the issue. If Pharmacia and Nastech are unable to agree as to whether Product met the warranty set forth in Section 7.1(i) within thirty (30) days after the commencement of such investigation, the Parties shall cooperate to have a sample of the Product in dispute retained by Nastech and a sample of the Product received by Pharmacia analyzed by an independent testing laboratory of recognized repute selected by Pharmacia and approved by Nastech. Such independent laboratory shall conduct its testing in accordance with the methods set forth in Schedule 4 or such other tests as the Parties agree are appropriate. The results of such laboratory testing shall be final and binding on the Parties on the issue of compliance of the Product with such warranty. If the Product as Delivered by Nastech is determined to meet such warranty, then Pharmacia shall bear the cost of the independent laboratory testing and make payment to Nastech of any amounts that remain payable for the Product in accordance with this Agreement. If the Product as Delivered by Nastech is determined not to have met such warranty, then Nastech shall bear the cost of laboratory testing, and Nastech shall comply with Section 7.3. Failure by Pharmacia to notify Nastech within sixty (60) days after its receipt of Delivery of Product which does not meet the warranty specified in Section 7.1(i) shall be a waiver of the rights or remedies available to Pharmacia under this Section 7.4 but shall not affect any other rights or remedies available to Pharmacia under this Agreement.

7.5     If Pharmacia claims that any Product did not at the time of Delivery meet the warranties specified in Sections 7.1(ii) through (vi), Pharmacia shall notify Nastech as soon as practicable after its discovery of such nonconformity. If Pharmacia and Nastech are unable to agree as to whether or not such Product met such warranties, the dispute shall be settled in accordance with Section 12.3 hereof. If the Product is determined not to have met any such warranties, Nastech shall comply with

Section 7.3 hereof in addition to any other remedies available to Pharmacia. 7.6 Nastech covenants that the Facility will be approved by the Regulatory Authorities for the Manufacture of the Product provided that Pharmacia executes all documents and instruments, and performs all other acts, reasonably requested by Nastech and required to obtain such approval. Nastech further represents that it does not, and covenants that it will not, knowingly use in any capacity the services of any person, or organization that employs any person, that has been debarred under section 306 of the Act in connection with the Manufacture of the Product.

7.6     Any Product which is determined not to have met the warranties under Section 7.1 and which is in Pharmacia’s control shall, at Nastech’s option and subject to the provisions of Section 7.3, either be returned to Nastech at Nastech’s expense, or shall be destroyed pursuant to Nastech’s instructions and with Pharmacia’s approval, which approval shall not be unreasonably withheld, at Nastech’s expense.

8        [INTENTIONALLY OMITTED]

9        Confidentiality

9.1     Each Party shall comply with the provisions set forth in Section 11 of the License Agreement with respect to Confidential Information disclosed by or on behalf of a Party in the performance of this Agreement.

10        Indemnification

10.1     Each Party (the “Indemnifying Party”) agrees to defend the other Party and its Affiliates, at the Indemnifying Party’s cost and expense, and will indemnify and hold such other Party and its Affiliates and their respective directors, officers, employees and agents (the “Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses (including without limitation reasonable attorneys’ fees) arising out of any Third Party claim (i) relating to any breach by the Indemnifying Party of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) relating to the gross negligence or willful misconduct of the Indemnifying Party in the performance of its obligations under this Agreement, except in each case to the extent such claims are attributable to matters that are indemnified by an Indemnified Party under this Section 10.1.

10.2     If an Indemnified Party seeks indemnification pursuant to this Article 10, it shall inform the Indemnifying Party promptly of any claim for which it intends to seek indemnification and, at the Indemnifying Party’s request, cooperate fully with the Indemnifying Party in defending such claim. The Indemnified Party, at its expense, shall have the right to participate in any related suit or proceeding, subject to the ultimate control of the Indemnifying Party. The Indemnifying Party shall have full control over the suit or proceedings, including the right to settle, through counsel of its choice who is reasonably acceptable to the Indemnified Party; provided, however, the Indemnifying Party will not, absent the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (2) where the claimant or plaintiff does not release the Indemnified Party from all liability in respect thereof. In no event shall an Indemnified Party be liable pursuant to this Article 10 for any claims that are compromised or settled without its prior written consent.

11        Force Majeure

11.1     Except for the failure to fulfill or perform any payment obligation hereunder, neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove or mitigate such causes of non-performance, and shall continue performance with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith. The length of time during which a force majeure condition or event continues shall be added to any period within which performance by the Party affected by such force majeure is otherwise required to be rendered hereunder.

11.2     If the period of non-performance because of force majeure conditions, plus the anticipated future period of non-performance because of such conditions, will exceed an aggregate of three (3)

months, the Party that is to have received such performance may terminate this Agreement by prior written notice.

12         Miscellaneous

12.1     Entire Agreement; Amendments. This Agreement and the License Agreement, and the Exhibits and Schedules referred to each such agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous understandings, arrangements and agreements with respect to the subject matter hereof, whether written or oral. The Parties acknowledge that the Exhibits and Schedules referred to in this Agreement and the License Agreement are being simultaneously delivered by the Parties on or before the Execution Date and are incorporated herein by reference. Any amendment or modification to this Agreement shall be made in writing signed by both Parties

12.2     Notices. Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address or facsimile number as the addressee shall have last furnished in writing to the addressor in accordance with this Section 12.2 and shall be effective upon receipt by the addressee.

If to Nastech:	Nastech Pharmaceutical Company, Inc.
45 Adams Avenue
Hauppauge, New York 11788
Attention: Office of the President
Facsimile No.: 631-273-0252

If to Pharmacia:	Pharmacia & Upjohn Company
100 Route 206 North
Peapack, New Jersey 07977
Attention: Vice President and Associate General Counsel
Facsimile No.: (908) 901-1862

with a copy to:	Pharmacia & Upjohn Company
100 Route 206 North
Peapack, New Jersey 07977
Attention: Senior Vice President — Global Licensing
Facsimile: (908) 901-1813

12.3     Choice of Law; Jurisdiction. This Agreement shall be governed and interpreted in all respects under the laws of the State of New York, without regard to principles of conflict of laws, except matters of intellectual property law, which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the License Agreement or any subject matter hereof or thereof. Except as expressly provided below with respect to interim equitable relief or in Section 7.4 hereof, any action or proceeding arising out of or relating to this Agreement, or any of the transactions contemplated hereby, shall be brought exclusively in the courts of the State of New York, or the United States District Court for the Southern District of New York, located in the Borough of Manhattan, City of New York, and the respective appellate courts with respect thereto, and the Parties hereby irrevocably consent to the personal jurisdiction and venue of the foregoing courts with respect to all such actions and proceedings and waive all defenses inconsistent with the terms of this Section 12.3. Each Party hereby further irrevocably waives, to the fullest extent permitted by applicable Law, all rights to trial by jury in any such action or proceeding, whether based upon contract, statute, tort or otherwise. The Parties hereby acknowledge that a breach of its obligations may cause irreparable harm and that damages as a remedy for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies under this Agreement (which, except as and to the extent otherwise expressly herein provided, shall be cumulative and not exclusive of any rights or other remedies in equity or in law), the non-breaching Party shall have the right to seek interim equitable relief in an appropriate forum to enforce such obligations.

12.4     Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that in the event either Party assigns or otherwise transfers the License Agreement in compliance with Section 17.6 thereof such Party shall have the right to assign or otherwise transfer this Agreement to the assignee or transferee of the License Agreement without the consent of the other Party. Notwithstanding the foregoing sentence, either Party may assign or otherwise transfer this Agreement to any Affiliate, provided this Agreement shall be retransferred to the relevant Party if such entity ceases to be an Affiliate of such Party, and provided further that the assigning Party shall guarantee the performance of such Affiliate. Any purported assignment or other transfer not in compliance with this Section 12.4 shall be null and void.

12.5     No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.6     Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.7     Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable one. If the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions, the Parties shall negotiate in good faith an orderly termination of this Agreement.

12.8     No Consequential Damages. UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS OR PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS,

ANTICIPATED PROFITS, LOST GOODWILL, LOST REVENUE, LOST PRODUCTION, LOST CONTRACTS, AND LOST OPPORTUNITY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF THE CAUSE(S) OF ACTION OR THEORY(IES) OF LIABILITY ALLEGED OR ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.8 IS INTENDED TO LIMIT OR RESTRICT ANY PAYMENT OBLIGATION OR THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

12.9     General Provisions.

(a)       Any amendment or waiver of this Agreement shall not be binding on the Parties unless set out in a writing expressly undertaking to amend or waive this Agreement and signed by of each of the Parties.

(b)       No person or entity other than Nastech, Pharmacia or their respective Affiliates, Sublicensees and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

(c)       A waiver (whether express or implied) by one of the Parties of any of the provisions of this Agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this Agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this Agreement.

(d)       Each Party undertakes, at the request and cost of the other, to execute all documents and to do all other acts, which may be reasonably necessary to give full effect to this Agreement.

(e)       Each Party shall pay its costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

(f)       It is expressly agreed that for tax, legal or other purposes (i) this Agreement or any portion of this Agreement shall not be considered to be a partnership agreement, and (ii) the relationship between the two Parties shall not constitute an employment, partnership, joint venture or agency. Neither Nastech nor Pharmacia shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

(g)       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

12.10     Whole Agreement. Each Party acknowledges that in entering into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those expressly set out in this Agreement or the License Agreement together with their respective Exhibits and Schedules) made by or on behalf of any other Party before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Section, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

     IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first set forth above.

PHARMACIA & UPJOHN COMPANY

By:
Christopher Coughlin
Executive Vice President and Chief Financial Officer

NASTECH PHARMACEUTICAL COMPANY, INC

By
Name:
Title:

SCHEDULE 1
Fully Allocated Manufacturing Cost

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SCHEDULE 2
PRODUCT

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SCHEDULE 3
Quality Agreement

SCHEDULE 4
SPECIFICATIONS

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SCHEDULE 4.1

The Price

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